Exhibit 99.1

Lucid Diagnostics Announces $15.3 Million Registered Direct Offering

NEW YORK, March 4, 2025 - Lucid Diagnostics Inc. (Nasdaq: LUCD) (“Lucid” or the “Company”), a commercial-stage, cancer prevention medical diagnostics company, and subsidiary of PAVmed Inc. (Nasdaq: PAVM), today announced that it has entered into subscription agreements with certain accredited investors to sell 13,939,331 shares of common stock at a purchase price of $1.10 per share in a registered direct offering. The gross proceeds to the Company from this offering are expected to be approximately $15.3 million, before deducting the approximately $0.8 million in placement agent’s fees and other offering expenses payable by the Company.

Canaccord Genuity is acting as the sole placement agent for this offering.

The closing of the offering is expected to occur on or about March 5, 2025, subject to the satisfaction of customary closing conditions. The Company intends to use the net proceeds from this offering for working capital and other general corporate purposes.

The securities described above are being offered pursuant to a registration statement on Form S-3 (File No. 333-268560), which was declared effective by the Securities and Exchange Commission on December 6, 2022. A prospectus supplement relating to the securities being offered will be filed with the SEC. Electronic copies of the prospectus supplement and accompanying base prospectus included in the registration statement may be obtained, when available, on the SEC’s website at http://www.sec.gov or by contacting Canaccord Genuity LLC, Attention: Syndicate Department, One Post Office Square, Suite 3000, Boston, MA 02109, or by email at prospectus@cgf.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Lucid Diagnostics

Lucid Diagnostics Inc. is a commercial-stage, cancer prevention medical diagnostics company and subsidiary of PAVmed Inc. (Nasdaq: PAVM). Lucid is focused on the millions of patients with gastroesophageal reflux disease (GERD), also known as chronic heartburn, who are at risk of developing esophageal precancer and cancer. Lucid’s EsoGuard® Esophageal DNA Test, performed on samples collected in a brief, noninvasive office procedure with its EsoCheck® Esophageal Cell Collection Device, represent the first and only commercially available tools designed with the goal of preventing cancer and cancer deaths through widespread, early detection of esophageal precancer in at-risk patients.

For more information about Lucid, please visit www.luciddx.com and for more information about its parent company PAVmed, please visit www.pavmed.com.

Investor and Media Contact:

Matt Riley

PAVmed and Lucid Diagnostics

mjr@pavmed.com